NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  October 17, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation to File Amended Financial Statements

NASDAQ Panel Grants Continued Listing to November 14, 2005

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it will file amendments to its 2004 Annual Report on Form 10-K and first quarter 2005 Quarterly Report on Form 10-Q to amend and restate financial statements and other financial information for the years 2004, 2003, 2002, 2001, and 2000, for each of the quarters in 2004 and 2003, and for the first quarter of 2005. Accordingly, the previously filed financial statements should not be relied upon. The Company expects to complete and file the restated Annual Report on Form10-K/A for the year ended December 31, 2004, the restated Quarterly Report on Form 10-Q/A for the Quarter ended March 31, 2005, and the Quarterly Report on Form 10-Q for the Quarter ended June 30, 2005 prior to filing its third quarter 2005 Form 10-Q in November 2005.  However, in light of the continuing effort to finalize and file the amended financial statements, there can be no assurance that the Company will be able to meet this schedule.  Management of the Company believes that none of the required corrections will have an impact on the Company's operating cash flows, cash position, oil and gas reserves, or compliance with the covenants of its credit agreements.

In a related matter the NASDAQ Listings Qualifications Panel granted the Company's request for continued listing on the NASDAQ National Market on Friday, October 14, 2005.   The Company had requested continued listing until November 14, 2005, at a hearing of the Listing Qualifications Panel on September 15, 2005. The continued listing is subject to the Company filing its Quarterly Report for the Quarter ended June 30, 2005 no later than November 14, 2005.  The Company is currently in violation of NASDAQ listing standards that require the Company to have current financial statements filed with the Securities and Exchange Commission since the Quarterly Report for the Quarter ended June 30, 2005 has not yet been filed.

As previously reported, the Company determined during its preparation of the second quarter financial statements that it had used hedge accounting treatment for derivatives that did not qualify for hedge accounting treatment under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133").  In conjunction with the work to correct the hedge accounting, the Company conducted a thorough review of the Company's financial statements. As a result of the independent review the Company has determined, and KPMG, the Company's independent registered public accounting firm, concurs, that restatements of previously filed financial reports are necessary.  The issues to be addressed in the restatements are:

1. The Company's use of hedge accounting for derivative positions that did not qualify for hedge accounting.

2. The Company's oil and gas property accounting including methods used to calculate depreciation for oil and gas properties and possible impairments of the value of those properties.

The required revisions to the Company's financial statements will affect the reported net income for the various periods covered, with net income increasing in some periods and decreasing in others.  The following table summarizes the Company's current estimates of the impact of the revisions on the Company's earnings in the first quarter of 2005, and for the years ended December 31, 2004, 2003, and 2002.  KPMG is currently completing its review of the Company's previous financial statements and the effects of the accounting changes. As a result all of the amounts included in this table and in the following paragraphs are estimates made by the Company subject to revision as KPMG completes its work.

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	First Quarter	Years Ended December 31,
	2005	2004	2003	2002

Net Income as previously reported	$ 13,337,800	$ 34,060,600	$ 22,619,100	$ 9,284,800
Estimated Changes in Net Income	$ (2,688,200)	$ (678,500)	$ (263,800)	$ (758,400)
Estimated Restated Net Income	$ 10,649,600	$ 33,382,100	$ 22,355,300	$ 8,526,400
Estimated percentage change from
originally reported Net Income	-20.2%	-2.0%	-1.2%	-8.2%

Accounting for Derivatives

The proposed revisions to the reported results for derivative accounting relate to the Company's previously disclosed use of hedge accounting for derivatives that did not qualify for hedge accounting treatment under FAS 133. The primary effect of a change in classification of the derivative instruments will be the inclusion of any increases or decreases in the fair value of non-terminated derivative instruments in the calculation of the Company's net income for the period in which the increases or decreases in the fair value occur. Under the previous accounting treatment used by the Company, increases and decreases in the fair values of continuing derivative instruments were recorded in Accumulated Other Comprehensive Income on the Company's Balance Sheet, and did not increase or decrease the net income for the reporting period.  While the impact of the change in any reporting period can be significant, the overall impact on net income over the life of each derivative is the same for both the original and the revised accounting treatments.  The following table summarizes the impact of the revisions to derivatives accounting on the Company's pre-tax income and net income for the periods presented.

	First Quarter	Years Ended December 31,
	2005	2004	2003	2002
Estimated income adjustment due to unwinding hedge accounting pre-tax	$(4,151,400)	$(535,200)	$1,197,000	$(517,600)

Estimated income adjustment due to unwinding hedge accounting after tax	$(2,615,400)	$(334,300)	$785,200	$(362,800)
Estimated percentage change from
originally reported net income	-19.6%	-1.0%	+3.5%	-3.9%

Oil and Gas Properties and Depreciation

In conjunction with the independent review of the Company's accounting, the Company also determined that some of the interpretations of rules and regulations used by the Company in its accounting for its oil and gas properties, including methods used in the calculation of depreciation and potential impairments, are not consistent with appropriate accounting literature. This includes the Company's division of its properties into "fields" for the determination of impairments and depreciation, the method used to calculate depreciation by quarter, and the portion of the Company's oil and gas reserves and future costs to be used in determining depreciation.

The Company uses the Successful Efforts method of accounting for its oil and gas properties, including the use of "Units of Production" depreciation. Under Units of Production depreciation the cost of the Company's oil and gas properties is amortized on a field by field basis based on the amount of production compared to the estimated remaining oil and gas reserves on a field by field basis.

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It was determined that the Company's division of its oil and gas properties into fields for calculation of depreciation and depletion and for the determination of impairments was not consistent with applicable rules in Statement of Financial Accounting Standards No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies" ("FAS 19") and general industry practice.  In FAS 19 a field is defined to be "an area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition". In its accounting for its oil and gas properties the Company included areas that should have been treated as separate fields as part of a single field. The Company has determined that revising the Company's producing areas into fields consistent with FAS 19 resulted in an impairment of oil and gas properties in 2001 of approximately $7.0 million after tax and a reduction in depreciation associated with the properties in following years. The original accounting for the fields did not result in impairments. Corrections to divide the Company's oil and gas properties into revised fields will be included in the amended reports. It was also found that certain of the policies and procedures the Company followed for calculating quarterly depreciation were incorrect under the rules.  Revisions to the fields and the quarterly accounting treatment will result in increases in some periods and decreases in other periods in the amount of depreciation recorded by the Company.

In its reports as filed the Company used its proved developed reserves, as defined by Securities and Exchange Commission rules, to calculate the amount of depreciation to be recognized.  The Company's proved developed reserves have included the anticipated recompletion of the Codell formation in Wattenberg Field in Colorado as well as behind pipe zones in the Appalachian Basin.  After reviewing the rules and general industry practice, the Company concluded that both the estimated costs and the reserves from these "behind pipe reserves" should be excluded in calculating the depreciation amounts. This change will generally result in increases in depreciation compared to the method previously used by the Company until the recompletions and behind pipe reserves are completed and lower depreciation after they are completed.

The Company's current estimate of the changes to the Company's Depreciation, Depletion and Amortization from these accounting changes are shown below. The changes to the division of the fields and the other factors affecting depreciation will have no cash flow impact on the Company and will not effect the Company's reported oil and gas reserves.

	First Quarter	Years Ended December 31,
	2005	2004	2003	2002
Depreciation, Depletion and Amortization
as originally reported	$4,825,000	$17,958,200	$14,153,400	$12,103,300
Estimated Revisions to Depreciation,
Depletion and Amortization	115,600	551,000	1,599,000	564,400
Estimated Revised Depreciation, Depletion,
and Amortization	$4,940,600	$18,509,200	$15,752,400	$12,667,700
Estimated percentage change from
originally reported Depreciation	+2.4%	+3.1%	+11.3%	+4.7%

The decision to restate prior financial statements based on these matters was made by the Company's Audit Committee and Board of Directors, upon the recommendation of management and with the concurrence of KPMG.  The Company's Audit Committee discussed these matters with KPMG.

The Company has suspended sales of its drilling program pending the completion of the financial statements.  The Company plans to resume sales as soon as the restated financial statements have been filed and a revised prospectus is available. The Company expects to be able to complete the sales of its final 2005 program before the end of the year.

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Conference Call

What:     Petroleum Development Corporation Accounting Update Conference Call

When:    Tuesday, October 18, 2005 at 2:00 p.m. Eastern Daylight Time

Where:  www.petd.com

How:       Log on to the web address above or call (877) 407-8033

                Replay Number: (877) 660-6853 (Account #286 and Conference ID #173941)

                (Replay will be available approximately one hour after the conclusion of the call)

Contact:  Steve Williams, Petroleum Development Corporation, (800) 624-3821 E-mail:petd@petd.com

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, the results of the Company's and KPMG's review of the Company's previous financial statements, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597